Exhibit 99.1

Emerald Reports Third Quarter 2024 Financial Results

Company Accelerates Portfolio Optimization Initiatives - Discontinues Several Smaller, Unprofitable Events Totaling $20 million of Run-Rate Revenue

NEW YORK, N.Y. – October 30, 2024 – Emerald Holding, Inc. (NYSE: EEX) (“Emerald” or the “Company”), America’s largest producer of trade shows and their associated conferences, content and commerce, today reported financial results for the third quarter ended September 30, 2024.

Financial Highlights

•
Revenues of $72.6 million for the third quarter 2024, an increase of $0.1 million, or 0.1% over Q3 2023, primarily due to revenues from acquisitions and scheduling differences, offset by organic decline, sustained softness in the Content business, and several small, discontinued events that were not contributing to profitability.
•
Organic Revenues, a non-GAAP measure, which takes into account the impact of acquisitions, scheduling adjustments and discontinued events, if any, of $58.7 million for the third quarter 2024, a decrease of $3.3 million, or 5.3%, from $62.0 million for the third quarter 2023 (Refer to Schedule 1 for a reconciliation to revenues, the most directly comparable GAAP measure)
•
Net loss of $11.1 million for the third quarter 2024, compared to net income of $10.7 million for the third quarter 2023.
•
Adjusted EBITDA, a non-GAAP measure, of $12.5 million for the third quarter of 2024, compared to $10.8 million for the third quarter 2023 (Refer to Schedule 3 for a reconciliation to net (loss) income, the most directly comparable GAAP measure); Increased Adjusted EBITDA excluding event cancellation insurance, a non-GAAP measure, by 56.2% as compared to $8.0 million in the third quarter of 2023 (Refer to Schedule 3 for a reconciliation to net (loss) income, the most directly comparable GAAP measure)
•
Ended the quarter with $188.9 million in cash and full availability of its $110.0 million revolving credit facility.

Operational and Capital Structure Updates

•
For the full year 2024, the Company is updating its FY 2024 guidance and now expects to generate at least $400 million of Revenue and at least $100 million of Adjusted EBITDA.
•
Accelerated portfolio optimization initiatives through the discontinuation of 20 smaller, unprofitable events totaling $20 million of historical run-rate revenue
•
The Company repurchased $3.6 million of its common stock in the third quarter at an average price of $4.85 per share
•
Emerald’s Board of Directors authorized an extension and expansion of existing share repurchase program through December 31, 2025 for the repurchase of $25.0 million of Emerald’s common stock
•
On October 29, 2024, Emerald’s Board of Directors declared a dividend for the quarter ending December 31, 2024 of $0.015 per share

Hervé Sedky, Emerald’s President and Chief Executive Officer, said, “We managed through several operational initiatives in our Connections business this quarter, including accelerating our portfolio optimization efforts. This, combined with sustained softness in our Content business, impacted our performance and resulted in our outlook for the year to be below prior expectations. Despite these near-term effects, our overall Connections pacing into H1 2025 is showing accelerated growth, driving expectations for improved results in the new year.

We pruned twenty select, non-core events which, in aggregate, were a drag on organic growth and weren’t contributing to profitability. While this process is expected to enhance our overall growth rate, margin and profitability in 2025, it will have a negative impact on our 2024 performance. We are also working to address softness in our Content business, which accounts for just 5% of revenue, where a challenging advertising environment in several of our end markets continues to weigh on our performance. We have a profitable portfolio of well-known and respected events and are committed to building this portfolio through new event launches as well as accretive acquisitions in the coming year.”

David Doft, Emerald’s Chief Financial Officer, added, “We feel confident that the changes to the makeup of our portfolio and more aggressive efforts in our Content business leave us well positioned for strength in 2025 and beyond. Our forward visibility into trade show booking, including into the first half of 2025, as well as the critical place of trade shows in companies’ marketing budgets, gives us confidence in our ability to deliver year-over-year growth as we cycle past these near-term effects.”

Third Quarter 2024 Financial Performance and Highlights

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024	2023	Change	% Change	2024	2023	Change	% Change
	(unaudited, dollars in millions, except percentages and per share data)
Revenues	$72.6	$72.5	$0.1	0.1%	$292.0	$281.3	$10.7	3.8%
Net (loss) income	$(11.1)	$10.7	$(21.8)	NM	$(2.9)	$9.7	$(12.6)	NM
Net cash provided by operating activities	$9.1	$8.5	$0.6	7.1%	$26.2	$24.7	$1.5	6.1%
Diluted loss per share	$(0.05)	$—	$(0.05)	NM	$(0.11)	$(0.33)	$0.22	NM

Non-GAAP measures:
Adjusted EBITDA	$12.5	$10.8	$1.7	15.7%	$68.6	$61.9	$6.7	10.8%
Adjusted EBITDA excluding event cancellation insurance proceeds	$12.5	$8.0	$4.5	56.2%	$67.6	$59.1	$8.5	14.4%
Free Cash Flow	$6.7	$5.5	$1.2	21.8%	$18.6	$15.3	$3.3	21.6%
Free cash flow excluding event cancellation insurance proceeds, net	$6.7	$2.7	$4.0	148.1%	$17.6	$12.5	$5.1	40.8%

•
Third quarter 2024 revenues were $72.6 million, an increase of $0.1 million or 0.1% versus the third quarter 2023, driven primarily by $4.2 million in revenue from acquisitions as well as scheduling adjustments of $4.2 million, offset by prior year discontinued event revenue of $5.0 million that was not contributing to profitability and organic decline of $3.3 million.
•
Third quarter 2024 Organic Revenues from the Connections reportable segment were $48.5 million, a decrease of $3.0 million or 5.8% versus the third quarter 2023.
•
Third quarter 2024 Organic Revenues from the All Other category were $10.2 million, a decrease of $0.3 million or 2.9% versus the third quarter of 2023, due to a $0.8 million decrease in Content revenues offset by a $0.5 million increase in Commerce revenues.
•
Third quarter 2024 net loss was $11.1 million, compared to net income of $10.7 million for the third quarter 2023 principally as a result of lower benefit from income taxes and recognition of intangible asset impairment charges offset by lower stock-based compensation expense, and other items primarily relating to acquisition costs.
•
Third quarter 2024 Adjusted EBITDA was $12.5 million, compared to $10.8 million for the third quarter 2023. Adjusted EBITDA excluding event cancellation insurance for the third quarter of 2023 was $8.0 million. The year-over-year increase was a result of cost management and the discontinuation of several small, non-core and unprofitable events.

For a discussion of the Company’s presentation of Organic revenues and Adjusted EBITDA, which are non-GAAP measures, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 1 for a reconciliation of Organic revenues to revenues (discussed in the first paragraph of this section), the most directly comparable GAAP measure, and refer to Schedule 3 for a reconciliation of Adjusted EBITDA to net income (discussed in the second paragraph of this section), the most directly comparable GAAP measure.

Cash Flow

•
Third quarter 2024 net cash provided by operating activities was $9.1 million, compared to $8.5 million in the third quarter 2023 primarily due to increased Adjusted EBITDA.
•
Third quarter 2024 capital expenditures were $2.4 million, compared to $3.0 million in the third quarter 2023.
•
Third quarter 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, which the Company defines as net cash provided by operating activities less capital expenditures, event cancellation insurance proceeds and taxes paid on event cancellation insurance proceeds, was $6.7 million, compared to $2.7 million in the third quarter 2023. The calculation of third quarter 2024 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $1.0 million, acquisition integration and restructuring-related transition costs of $1.4 million and $0.7 million in non-recurring legal, audit and consulting fees. The calculation of third quarter 2023 Free Cash Flow excluding event cancellation insurance proceeds, net, includes non-recurring acquisition related transaction costs of $0.9 million, acquisition integration, restructuring-related transition costs of $1.4 million, and non-recurring legal and consulting fees of $0.8 million. The total of these items is $3.1 million and $3.1 million for the quarters ended September 30, 2024 and 2023, respectively.

For a review of the Company’s presentation of Free Cash Flow, which is a non-GAAP measure, see below under the heading “Non-GAAP Financial Information.” Refer to Schedule 4 for a reconciliation of Free Cash Flow to net cash provided by operating activities (discussed in the first paragraph of this section), the most directly comparable GAAP measure.

Dividend

On October 29, 2024, Emerald’s Board of Director’s declared a dividend for the quarter ending December 31, 2024, of $0.015 per share payable on November 21, 2024 to holders of Emerald’s common stock as of November 11, 2024.

Emerald Extends and Expands Share Repurchase Program

Emerald’s Board of Directors approved an extension and expansion of the Company’s share repurchase program that allows for the repurchase of $25.0 million of its common stock through December 31, 2025. In the three months ended September 30, 2024, Emerald bought back 742,939 shares for $3.6 million at an average price of $4.85 per share.

Since the beginning of the share program in 2021, the Company has bought back 11.7 million shares of common stock for $45.9 million through the program. Prior to the expansion, Emerald had $19.6 million remaining available under its prior repurchase authorization.

Conference Call Webcast Details

As previously announced, the Company’s leadership will hold a conference call to discuss its third quarter 2024 results at 8:30 am EDT on Wednesday, October 30, 2024.

The conference call can be accessed by dialing 1-800-717-1738 (domestic) or 1-646-307-1865 (international). A telephonic replay will be available approximately two hours after the call by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 1112376. The replay will be available until 11:59 pm (Eastern Time) on November 6, 2024.

Interested investors and other parties can access the webcast of the live conference call by visiting the Investors section of Emerald’s website at http://investor.emeraldx.com. An online replay will be available on the same website immediately following the call.

About Emerald

Emerald’s talented and experienced team grows our customers’ businesses 365 days a year through connections, content, and commerce. We expand connections that drive new business opportunities, product discovery, and relationships with over 140 annual events, matchmaking, and lead-gen services. We create content to ensure that our customers are on the cutting edge of their industries and are continually developing their skills. And we power commerce through efficient year-round buying and selling. We do all this by seamlessly integrating in-person and digital platforms and channels. Emerald is immersed in the industries we serve and committed to supporting the communities in which we operate. As true partners, we create experiences that inspire, amaze, and deliver breakthrough results. For more: http://www.emeraldx.com/.

Non-GAAP Financial Information

This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). These non-GAAP financial measures are in addition to, and not as a substitute for or superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that these non-GAAP financial measures enhance the reader’s understanding of our past financial performance and our prospects for the future. The non-GAAP financial information is presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the schedules attached hereto.

Organic Revenue

We define “Organic revenue growth” and “Organic revenue decline” as the growth or decline, respectively, in our revenue from one period to the next, adjusted for the revenue impact of: (i) acquisitions and dispositions, (ii) discontinued events and (iii) material show scheduling adjustments. We disclose changes in Organic revenue because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe provide a fair comparison of the trends underlying our existing event portfolio given changes in timing or strategy. Management and Emerald’s board of directors evaluate changes in Organic revenue to evaluate our historical and prospective financial performance and understand underlying revenue trends of our events.

Adjusted EBITDA

We use Adjusted EBITDA because we believe it assists investors and analysts in comparing Emerald’s operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management and Emerald’s board of directors use Adjusted EBITDA to assess our financial performance and believe it is helpful in highlighting trends because it excludes the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income before (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) stock-based compensation, (v) goodwill and other intangible asset impairment charges and (vi) other items that management believes are not part of our core operations.

We have also presented Adjusted EBITDA excluding event cancellation insurance proceeds in order to illustrate the amount of Adjusted EBITDA from continuing operations.

Note: Schedule 3 provides reconciliations for 2024 and 2023 Adjusted EBITDA to net (loss) income, however, it is not possible, without unreasonable efforts, to estimate the impacts of show scheduling adjustments, acquisitions and certain other special items that may occur in 2024 as these items are inherently uncertain and difficult to predict. As a result, the Company is unable to quantify certain amounts that would be included in a reconciliation of 2024 projected Adjusted EBITDA to projected net income without unreasonable efforts and has not provided reconciliations for these forward-looking non-GAAP financial measures.

Free Cash Flow

We present Free Cash Flow because we believe it is a useful indicator of liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after capital expenditures, can be used to maintain and grow our business, for the repayment of indebtedness, payment of dividends and to fund strategic opportunities. Free Cash Flow is a supplemental non-GAAP measure of liquidity and is not based on any standardized methodology prescribed by GAAP. Free Cash Flow should not be considered in isolation or as an alternative to cash flows from operating activities or other measures determined in accordance with GAAP.

We have also presented Free Cash Flow excluding event cancellation insurance proceeds, net in order to illustrate the amount of Free Cash Flow from continuing operations.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains and our earnings call will contain certain forward-looking statements, including, but not limited to, statements regarding our ability to return our business to pre-COVID levels; general economic conditions, or more specifically about the markets in which we operate, including growth of our various markets, and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance; the multiple avenues to return to organic growth; expectations regarding interest rates and economic conditions, among others; our guidance with respect to estimated revenues and Adjusted EBITDA; our ability or inability to obtain insurance coverage relating to event cancellations or interruptions; our intention to continue to pay regular quarterly dividends; and our ability to successfully identify and acquire acquisition targets; our expectations arising from the ongoing impact of COVID-19 on our business; and how we integrate and grow acquired businesses. In particular, the declaration, timing and amount of any future dividends will be subject to the discretion and approval of the Board and will depend on a number of factors, including Company’s results of operations, cash flows, financial position and capital requirements, any applicable restrictions under the Company’s debt facilities, as well as general business conditions, legal, tax and regulatory restrictions and other factors the Board deems relevant at the time it determines to declare such dividends. These statements are based on management’s current expectations as well as estimates and assumptions prepared by management as of the date hereof, and although they are believed to be reasonable, they are inherently uncertain and not guaranteed. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of the Company’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s most recently filed periodic reports on Form 10-K and Form 10-Q and subsequent filings. The Company undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Contact

Emerald Holding, Inc.

Investor Relations

investor.relations@emeraldx.com

1-866-339-4688 (866EEXINVT)

Emerald Holding, Inc.

Condensed Consolidated Statements of (Loss) Income and Comprehensive (Loss) Income

(unaudited, dollars in millions, share data in thousands, except loss per share data)

	Three Months Ended September 30, 2024	Three Months Ended September 30, 2023	Nine Months Ended September 30, 2024	Nine Months Ended September 30, 2023
Revenues	$72.6	$72.5	$292.0	$281.3
Other income, net	—	2.8	1.0	2.8
Cost of revenues	23.1	25.9	103.7	101.9
Selling, general and administrative expense	40.8	41.6	135.8	132.2
Depreciation and amortization expense	7.1	8.8	21.2	35.2
Intangible asset impairment charges	6.3	—	6.3	—
Operating (loss) income	(4.7)	(1.0)	26.0	14.8
Interest expense	12.3	12.1	36.4	31.5
Interest income	2.2	1.6	6.6	5.0
Loss on extinguishment of debt	—	—	—	2.3
Other expense	—	0.1	—	0.3
Loss before income taxes	(14.8)	(11.6)	(3.8)	(14.3)
Benefit from income taxes	(3.7)	(22.3)	(0.9)	(24.0)
Net (loss) income and comprehensive (loss) income attributable to Emerald Holding, Inc.	$(11.1)	$10.7	$(2.9)	$9.7
Accretion to redemption value of redeemable convertible preferred stock	—	(10.7)	(12.7)	(31.2)
Net loss and comprehensive loss attributable to Emerald Holding, Inc. common stockholders	$(11.1)	$—	$(15.6)	$(21.5)
Basic loss per share	(0.05)	—	(0.11)	(0.33)
Diluted loss per share	(0.05)	—	(0.11)	(0.33)
Basic weighted average common shares outstanding	203,893	63,586	141,179	64,317
Diluted weighted average common shares outstanding	203,893	63,586	141,179	64,317

Emerald Holding, Inc.

Condensed Consolidated Balance Sheets

(dollars in millions, share data in thousands, except par value)

	September 30, 2024	December 31, 2023
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$188.9	$204.2
Trade and other receivables, net of allowances of $1.6 million and $1.4 million, as of September 30, 2024 and December 31, 2023, respectively	86.4	85.2
Prepaid expenses and other current assets	37.0	21.5
Total current assets	312.3	310.9
Noncurrent assets
Property and equipment, net	1.7	1.5
Intangible assets, net	162.2	175.1
Goodwill, net	573.4	553.9
Right-of-use assets	6.9	8.8
Other noncurrent assets	3.3	3.7
Total assets	$1,059.8	$1,053.9
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities
Accounts payable and other current liabilities	$46.3	$46.6
Income taxes payable	—	0.2
Cancelled event liabilities	1.7	0.6
Deferred revenues	190.2	174.3
Contingent consideration	0.2	0.2
Right-of-use liabilities, current portion	3.9	4.0
Term loan, current portion	4.2	4.2
Total current liabilities	246.5	230.1
Noncurrent liabilities
Term loan, net of discount and deferred financing fees	398.6	398.7
Deferred tax liabilities, net	5.7	3.1
Right-of-use liabilities, noncurrent portion	6.4	8.9
Other noncurrent liabilities	11.5	8.5
Total liabilities	668.7	649.3
Commitments and contingencies
Redeemable convertible preferred stock
7% Series A Redeemable Convertible Participating Preferred Stock, $0.01 par value; authorized shares at September 30, 2024 and December 31, 2023: 80,000; zero and 71,403 shares issued and outstanding; aggregate liquidation preference of zero and $492.6 million at September 30, 2024 and December 31, 2023, respectively	—	497.1
Stockholders’ equity (deficit)
Common stock, $0.01 par value; authorized shares at September 30, 2024 and December 31, 2023: 800,000; 203,220 and 62,915 shares issued and outstanding at September 30, 2024 and December 31, 2023, respectively	2.0	0.6
Additional paid-in capital	1,044.3	559.2
Accumulated deficit	(655.2)	(652.3)
Total stockholders’ equity (deficit)	391.1	(92.5)
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$1,059.8	$1,053.9

Schedule 1

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO ORGANIC REVENUES

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
Consolidated	2024	2023	$	%	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$72.6	$72.5	$0.1	0.1%	$292.0	$281.3	$10.7	3.8%
Deduct:
Acquisition revenues	(4.2)	—			(8.7)	—
Discontinued events	—	(5.0)			—	(16.2)
Scheduling adjustments(1)	(9.7)	(5.5)			(8.5)	(2.8)
Organic revenues	$58.7	$62.0	$(3.3)	(5.3%)	$274.8	$262.3	$12.5	4.8%

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
Connections	2024	2023	$	%	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$62.4	$62.0	$0.4	0.6%	$260.8	$249.8	$11.0	4.4%
Deduct:
Acquisition revenues	(4.2)	—			(8.7)	—
Discontinued events	—	(5.0)			—	(16.2)
Scheduling adjustments(1)	(9.7)	(5.5)			(8.5)	(2.8)
Organic revenues	$48.5	$51.5	$(3.0)	(5.8%)	$243.6	$230.8	$12.8	5.5%

	Three Months Ended September 30,		Change		Nine Months Ended September 30,		Change
All Other	2024	2023	$	%	2024	2023	$	%
	(dollars in millions) (unaudited)
Revenues	$10.2	$10.5	$(0.3)	(2.9%)	$31.2	$31.5	$(0.3)	(1.0%)
Deduct:
Acquisition revenues	—	—			—	—
Discontinued events	—	—			—	—
Scheduling adjustments	—	—			—	—
Organic revenues	$10.2	$10.5	$(0.3)	-2.9%	$31.2	$31.5	$(0.3)	(1.0%)

Notes:

(1)
For the three months ended September 30, 2024, represents revenues from seven events that staged in the third quarter of fiscal 2024, but staged in a different quarter in fiscal 2023 and revenues from five events that staged in the third quarter of fiscal 2023 but are scheduled to stage in a different quarter in fiscal 2024. For the nine months ended September 30, 2024, represents revenues from six events that staged in the first nine months of fiscal 2024, but staged later in fiscal 2023 and revenues from three events that staged in the first nine months of fiscal 2023 but are scheduled to stage in the fourth quarter of fiscal 2024.

Schedule 2

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REVENUES TO DISAGGREGATED REVENUES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Connections	$62.4	$62.0	$260.8	$249.8
Content	4.9	5.7	15.5	17.3
Commerce	5.3	4.8	15.7	14.2
Total Revenues	$72.6	$72.5	$292.0	$281.3

Schedule 3

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET (LOSS) INCOME TO ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Net (loss) income	$(11.1)	$10.7	$(2.9)	$9.7
Add (deduct):
Interest expense, net	10.1	10.5	29.8	26.5
Loss on extinguishment of debt	—	—	—	2.3
Benefit from income taxes	(3.7)	(22.3)	(0.9)	(24.0)
Intangible asset impairment charges(1)	6.3	—	6.3	—
Depreciation and amortization	7.1	8.8	21.2	35.2
Stock-based compensation	0.7	1.9	4.7	5.9
Other items(2)	3.1	1.2	10.4	6.3
Adjusted EBITDA	$12.5	$10.8	$68.6	$61.9
Deduct:
Event cancellation insurance proceeds	—	2.8	1.0	2.8
Adjusted EBITDA excluding event cancellation insurance proceeds	$12.5	$8.0	$67.6	$59.1

Notes:

(1)
Intangible asset impairment charges for the three and nine months ended September 30, 2024 represent non-cash charges of $6.3 million for certain indefinite-lived intangible assets in connection with the Company’s interim testing of intangibles for impairment.
(2)
Other items for the three months ended September 30, 2024 included: (i) $1.0 million in acquisition-related transaction costs; (ii) $1.4 million in acquisition integration and restructuring-related transition costs and (iii) $0.7 million in non-recurring legal, audit and consulting fees. Other items for the three months ended September 30, 2023 included: (i) $0.9 million in acquisition-related transaction costs, (ii) $1.4 million in transition expenses, (iii) $0.8 million in non-recurring legal, audit and consulting fees and (iv) $1.9 million in gains related to the remeasurement of contingent consideration. Other items for the nine months ended September 30, 2024 included: (i) $2.2 million in acquisition-related transaction costs; (ii) $7.2 million in acquisition integration and restructuring-related transition costs, including one-time severance expense of $3.6 million; (iii) $1.7 million in non-recurring legal, audit and consulting fees and (iv) $0.7 million in gains related to the remeasurement of contingent consideration. Other items for the nine months ended September 30, 2023 included (i) $1.8 million in acquisition-related transaction costs, (ii) $4.0 million in transition expenses, (iii) $3.0 million in non-recurring legal, audit and consulting fees and (iv) $2.5 million in gains related to the remeasurement of contingent consideration.

Schedule 4

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Net Cash Provided by Operating Activities	$9.1	$8.5	$26.2	$24.7
Less:
Capital expenditures	2.4	3.0	7.6	9.4
Free Cash Flow	$6.7	$5.5	$18.6	$15.3
Event cancellation insurance proceeds	—	(2.8)	(1.0)	(2.8)
Free cash flow excluding event cancellation insurance proceeds, net	$6.7	$2.7	$17.6	$12.5

Schedule 5

Emerald Holding, Inc.

UNAUDITED RECONCILIATION OF REPORTABLE SEGMENTS RESULTS TO LOSS BEFORE TAXES

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
	(dollars in millions) (unaudited)
Revenues
Connections	$62.4	$62.0	$260.8	$249.8
All Other	10.2	10.5	31.2	31.5
Total revenues	$72.6	$72.5	$292.0	$281.3

Other income, net
Connections	$—	$2.8	$1.0	$2.8
All Other	—	—	—	—
Total other income, net	$—	$2.8	$1.0	$2.8

Adjusted EBITDA
Connections	$23.6	$22.5	$106.2	$97.0
All Other	1.6	1.3	3.7	2.0
Adjusted EBITDA (excluding General corporate expenses)	$25.2	$23.8	$109.9	$99.0

General corporate expenses	(12.7)	(13.0)	(41.3)	(37.1)
Interest expense, net	(10.1)	(10.5)	(29.8)	(26.5)
Loss on extinguishment of debt	—	—	—	(2.3)
Intangible asset impairment charges	(6.3)	—	(6.3)	—
Depreciation and amortization expense	(7.1)	(8.8)	(21.2)	(35.2)
Stock-based compensation expense	(0.7)	(1.9)	(4.7)	(5.9)
Other items	(3.1)	(1.2)	(10.4)	(6.3)
Loss before income taxes	$(14.8)	$(11.6)	$(3.8)	$(14.3)